UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RENEWABLE ENERGY GROUP, INC.

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The following is a transcript to a Renewable Energy Group, Inc. town hall meeting led by Cynthia J. Warner, President and Chief Executive Officer of Renewable Energy Group, Inc., from February 28, 2022.

All-Employee Town Hall Transcript

Let’s just go ahead and get started, and I wanted to say good morning to everybody. Thank you all for joining us at short notice. I know it is very early for some of you especially, and I just wanted to let you know we are going to record the main portion of today’s Town Hall so that you can share this with others and listen again in case some of you, like me, are not fully awake yet.

So most of you have, by now, seen this morning’s press release followed by my email to you, sharing that REG will be acquired by Chevron. I wanted to speak with you as soon as possible after sharing this news, so I really appreciate your flexibility in joining at this moment, and I also want to say I truly wish you could hear news like this directly from me first but for a transaction like this we have to abide by strict rules that wouldn’t have allowed that.

Before I get into the details, I do want to say a couple of high-level things: First of all, I believe this is a great step forward for REG and it will help us to accelerate our progress toward achieving our Mission and our Purpose.

I’ve had the privilege of spending some quality time with the Chevron team, and with albeit limited time we’ve had together, I’ve become convinced that they are aligned with us in their dedication to the transition to a lower carbon future.

They’ve had a lot of choices in how to take a bold step forward, and they chose to join forces with us. This transaction is a powerful endorsement of our people, the great company we’ve created, and the value that we deliver every single day. Thank you – every single one of you – for making this next big step forward possible. You will continue to drive our success as we all join the Chevron team, and Chevron has made clear that they value you highly and they’ve got a strong focus on retention.

Having said all of this, I also realize that this is a major change for our company, so I want to share more details today and get started answering your questions. Let’s start with the rationale behind this decision. Why do this, and do it now?

Well over the past several years, REG has done an amazing job of developing our technology, our product lines, our feedstock procurement and processing capabilities, our direct-to-customers marketing channels, our size and our scale, our leaders and our subject matter experts, our ability to positively influence regulatory matters and – as a result of all of this – the pace of decarbonization. You’ve done this safely, with operational excellence, and with a strong and positive culture that’s earned us the reputation of being an organization that others can rely on (and they actually like doing business with us).

All of this has enabled us to deliver for our stakeholders and make steady progress toward achieving our Mission and our Purpose. And, it’s been an amazing journey to experience. And most of us I think would say that it’s also been a lot of fun.

As we’ve discussed together, the industry is now at an inflection point. Our customers are increasingly demanding lower carbon choices, and we’re here to deliver a great choice to them. But, this is also attracting many, often large, and well established and very capable competitors, into our industry. We’ve been talking about how to maintain our competitive advantage and capture the enormous opportunity in front of us, we must double down on investments in our capabilities and efficiencies, and focus on increasing the pace of capturing our growth objectives. And, we’ve known we must do this with both urgency and rigor.

Today’s announcement is about doing just that. Joining forces with a company that has the size, scale and capability of Chevron is expected to give us additional resources and a much wider runway as we aim to accelerate growth and strengthen our collective ability to deliver the renewable fuels our customers demand and the world needs.

The transaction combines REG’s renewable fuels production and leading feedstock capabilities, and novel approaches across the value chain, with Chevron’s large manufacturing assets, significant distribution system, and leading distribution and commercial marketing position. And REG’s been a pioneer in working with customers to adopt lower carbon intensity fuel solutions across a multitude of global channels. The combined company is expected to benefit from complementary strengths across the renewable fuels value chain – from feedstocks to manufacturing to marketing and to customers.

As one of the largest energy companies in the world, Chevron can collaborate with us to expand our collective portfolio of lower carbon intensity energy solutions and take our growth and strategic delivery to the next level.

Chevron also shares similar goals and values to REG. They are focused on safety, integrity and operational excellence and they’re committed to helping to build a lower-carbon future. Their emphasis on lower carbon, higher returns fits in well with our mission of environmental and financial sustainability. So there’s some great linkages there.

Once we’ve joined forces, we expect to play a major role in helping them realize and build on their ESG targets. This includes a focus on accelerating progress toward their goal to grow renewable fuels production capacity to 100,000 barrels a day by 2030. Note that change in units of measure – that’s 1.5 million gallons per year! I am very optimistic about the opportunities this transaction creates – for our people, our customers and the future of our organization.

I’m sure you’re wondering what this means for you, as we all are. Chevron has made clear that they value REG for our innovative, entrepreneurial culture and our talented people. They intend to operate in such a way that helps to preserve and build upon that culture, with an aim to retain people and grow the business.

Chevron has stressed during our conversations that they’re impressed by our Purpose, our expertise and our operational knowledge and they’re excited to welcome our employees into the Chevron family. Our headquarters will remain in Ames, with a plan for all of Chevron’s renewable fuels business to be run from here and operate under the name Renewable Fuels – REG.

And we both look forward to learning a lot from one another. As part of Chevron, we will stay true to our core values, while being even better positioned to accelerate our progress and deliver for our stakeholders.

For now: Until the closing of the transaction, which we expect in the second half of this year, we and Chevron will operate as separate, independent companies. That means it’s business as usual and nothing changes in how we operate the company on a day to day basis; your responsibilities, your compensation packages and your benefits all remain the same. During this time, we will be working to plan our integration, and that effort will help us to generate clarity on a number of things for the future.

One thing that has been agreed already is that, following the completion of the transaction, I will join the Chevron Board of Directors.

A shareholder vote on this deal will be required, and the plan is to hold as part of our normally scheduled Annual Meeting although that could change so we just have to keep an eye on the schedule and the cadence of things. There are a number of other steps that will take place between now and closing the transaction, and we’ll plan to communicate regularly to provide updates around important milestones and developments.

And in the meantime, our customers are looking for us to deliver for them continuously and we have an important mission to stay focused on. As always, we’ve got to stay focused on operating safely, taking good care of ourselves and each other, and working with our partners to deliver high quality products and services to our customers. This is a time to remain purpose driven and to be guided by our core values.

Thank you again for all you’ve done to position our company for success, and congrats to all of us for getting to this amazing point in time. This is a moment for us all to share in excitement and optimism for the future.

Before I close, I’m very happy to let you know that this week, on Wednesday and Thursday, several Chevron leaders, including Mark Nelson, who is the Executive Vice President of Downstream & Chemicals at Chevron, will be visiting Ames and our Newton and Geismar plants.

I am excited for you to get to meet them and get a sense of the team that we’re joining forces with. We encourage you to introduce yourselves, ask lots of questions and give them a warm welcome.

And with that I’m going to open things up for questions and while you’re thinking about your questions and your comments we are privileged to have our Chairman Jeff Stroburg here as a panelist and I want to invite Jeff to make a few comments.

Good morning Jeff.

Good morning, thank you CJ. And yes I echo your comment about us being excited and optimistic about the future.

I’m Jeff Stroburg, Chairman of the Board of REG, and I can tell you that the entire Board is very enthusiastic about what we’re doing with Chevron, becoming part of the Chevron company, part of the Chevron family, and the Board has expressed unanimous agreement that this is something that is something that is best for the Company, best for the employees and best for the shareholders.

So we are looking forward to it, and it has been a privilege and is a privilege really to work with all of you. I’ve worked with many of you for many years and I’ve worked with a few of you since we started the Company back in 2006.

And we have always partnered in various ways with petroleum companies to get our product into the tanks of our customers, and every time we did that the product in those tanks is a better product. So, it is not unusual for us to be working with a petroleum company, in this case becoming a part of Chevron.

The benefits to society have gone upstream as well. It hasn’t been that long ago when restaurants paid to have their oil hauled away. Now, we pay them 75 cents a pound, that’s more than a gallon of petroleum costs, 75 cents a pound to take that product from them and convert that into something that the whole world needs.

So the upstream benefit has been really amazing. We have been one of the pioneers in converting corn oil that comes from the ethanol process into biodiesel. And since then, every ethanol company in the world captures that, what was almost a waste product they were trying to figure out what to do with it, now they capture all of that and we convert that also into biodiesel.

So we’re very excited about becoming a part of Chevron, they’re going to allow us to do things that we may not have been able to do otherwise. And as CJ said, Chevron holds us in high regard and that has been evident throughout the process. There is also something else that you and I know and that is that Chevron will be a better company with REG.

So thank you for all you’ve done and in advance thank you for all that you are going to do and as CJ said it is business as usual and we’ve got customers to take care of so thank you.

Additional Information About the Acquisition and Where to Find It

This communication is being made in respect of the proposed transaction involving Renewable Energy Group, Inc. (“REG”), Chevron Corporation (“Chevron”) and Cyclone Merger Sub Inc. A meeting of the stockholders of REG will be announced as promptly as practicable to seek stockholder approval in connection with the proposed transaction. REG expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of REG and will contain important information about the proposed transaction and related matters. INVESTORS AND STOCKHOLDERS OF REG ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT REG AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by REG with the SEC at the SEC’s website at www.sec.gov.

REG and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of REG’s stockholders in connection with the proposed transaction will be set forth in REG’s definitive proxy statement for its stockholder meeting at which the proposed transaction will be submitted for approval by REG’s stockholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2021. You may also find additional information about REG’s directors and executive officers in REG’s definitive proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on April 5, 2021 and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

Forward Looking Statements

This announcement contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when REG or its management is discussing its beliefs, estimates or expectations. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “estimates,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. These statements are not historical facts or guarantees of future performance but instead represent only the beliefs of REG and its management at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside REG’s control. Actual results and outcomes may differ materially from what is contained in such forward-looking statements as a result of various factors, including, without limitation: (1) the inability to consummate the transaction within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Merger Agreement, the failure to obtain required regulatory approvals or the failure to satisfy the other conditions to the consummation of the Merger; (2) the risk that the Merger Agreement may be terminated in circumstances requiring REG to pay a termination fee; (3) the risk that the Merger disrupts REG’s current plans and operations or diverts management’s attention from its ongoing business; (4) the effect of the announcement of the Merger on the ability of REG to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; (5) the effect of the announcement of the Merger on REG’s operating results and business generally; (6) the amount of costs, fees and expenses related to the Merger; (7) the risk that REG’s stock price may decline significantly if the Merger is not consummated; (8) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against REG and others; (9) other factors that could affect REG’s business such as, without limitation, the availability, future price, and volatility of feedstocks, petroleum and products derived from petroleum; changes in governmental programs and policies requiring or encouraging the use of biofuels; availability of federal and state governmental tax incentives and incentives for bio-based diesel production; changes in the spread between bio-based diesel prices and feedstock costs; the potential impact of COVID-19 on our business and operations; any disruption of operations at our Geismar renewable diesel refinery (which would have a disproportionately adverse effect on our profitability); the unexpected closure of any of our facilities; the effect of excess capacity in the bio-based diesel industry and announced large plant expansions and potential co-processing of renewable diesel by petroleum refiners; unanticipated changes in the bio-based diesel market from which we generate almost all of our revenues; and seasonal fluctuations in our operating results; technological advances or new methods of bio-based diesel production or the development of energy alternatives to bio-based diesel; and (10) other risks to consummation of the proposed Merger, including the risk that the proposed Merger will not be consummated within the expected time period or at all.

If the proposed transaction is consummated, REG’s stockholders will cease to have any equity interest in REG and will have no right to participate in its earnings and future growth. Certain of these and other factors are identified and described in more detail in REG’s Annual Report on Form 10-K for the year ended December 31, 2020 as well as REG’s subsequent filings and is available online at www.sec.gov. Readers are cautioned not to place undue reliance on REG’s projections and other forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, REG undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.